Exhibit 23.3

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

March 21, 2018

Ladies and Gentlemen,

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Vista Proppants and Logistics Inc. and the related prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of reserves of Vista Proppants and Logistics Inc. as of December 31, 2017 and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:	/s/ Russell P. Moran
Name:	Russell P. Moran
Title:	Vice President